EX99.23(a)(6)(D)

                        ARTICLES OF AMENDMENT
                                  TO
                       ARTICLES OF INCORPORATION
                                  OF
                       SCOUT REGIONAL FUND, INC.



SCOUT REGIONAL FUND, INC., a Maryland corporation having its principal office in Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

        FIRST: The Corporation is registered as an open-end management investment company under the Investment Company Act of 1940, as amended.

        SECOND: ARTICLE SECOND of the Corporation's Articles of
Incorporation, as amended ("Articles"), is hereby amended to read as follows:

                SECOND: The name of the Corporation is UMB Scout
                        Regional Fund, Inc.

        THIRD: The amendment to the Articles of the Corporation as set Forth above has been duly approved by a majority of the entire Board of Directors of the Corporation as required by law and is limited to a change permitted by Section 2-605(a)(4) of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

        FOURTH: These Articles of Amendment shall become effective on October 31, 1998.

TN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment be signed in its name and on its behalf on this 12th day of October, 1998 by its President, who acknowledges that these Articles of Amendment are the act of the Corporation and that to the best of his knowledge, information and belief and under penalties of perjury, all matters and Facts contained herein are true in all material respects.


                                        SCOUT REGIONAL FUND, INC.

                                        By: /s/Larry D. Armel
                                            Larry D. Armel, President

Attest: /s/Martin A. Cramer
        Martin A. Cramer
        Secretary